Exhibit 99.1

FOR IMMEDIATE RELEASE

SAIC COMPLETES STOCK RECLASSIFICATION

(McLEAN, Va. and SAN DIEGO) Nov. 17, 2009 – SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, announced it has completed the reclassification of its class A preferred stock into common stock. As a result of the reclassification, each share of class A preferred stock with 10 votes per share was automatically converted into one share of common stock with one vote per share. No class A preferred shares remain outstanding. SAIC’s stockholders approved the reclassification at the company’s annual meeting June 19, 2009.

The reclassification became effective yesterday. SAIC common stock trades on the New York Stock Exchange under the symbol “SAI.”

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of $10.1 billion for its fiscal year ended January 31, 2009. For more information, visit www.saic.com. SAIC: From Science To Solutions®

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Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2009, and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:

	Media Relations	Investor Relations
	Laura Luke	Mark Sopp
	703-676-6533	703-676-2283
laura.luke@saic.com